Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces Third Quarter 2013 Results

•	Revenue of $144.4 million increased 25% over the third quarter of 2012

•	Oil and gas volumes increased 37% over the same period in 2012

•	Over 50% of oil and gas sales occurring in basin through transloads

•	Third quarter results include non-operating, pre-tax charges of $1.6 million related to refinancing and the early extinguishment of the Company’s term loan due in June, 2017

Frederick, Md., Nov. 6, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $21.3 million or $0.40 per basic and diluted share for the third quarter ended Sept. 30, 2013 compared with net income of $18.8 million or $0.36 per basic and diluted share for the third quarter of 2012. Earnings in the quarter were negatively impacted by additional one-time expense of $1.6 million due to costs related to the refinancing and the early extinguishment of the Company’s term loan, due in June, 2017. Excluding this one-time expense, earnings per share for the quarter were $0.42 per basic and diluted share.

Bryan Shinn, president and chief executive officer commented, “U.S. Silica delivered another strong performance in the third quarter, once again demonstrating the effectiveness of our logistics-driven business model. I was particularly pleased to see the 600 basis point sequential increase in our oil and gas contribution margin dollars per ton. I am also very encouraged by the strong secular demand trends driven by increased drilling efficiencies and overall greater proppant use per well. We continue to be right on track to deliver our 2016 goal of doubling company adjusted EBITDA.”

Third Quarter 2013 Highlights

Total Company

•	Revenue totaled $144.4 million compared with $115.9 million for the same period in 2012, an improvement of 25%.

•	Overall volumes increased to 2.1 million tons, an increase of 12.4% over the third quarter of 2012.

•	Selling, general and administrative expense in the quarter totaled $12.8 million compared with $10.1 million in the same period last year. The increase in SG&A during the quarter includes fees related to the refinancing of the Company’s term debt during the quarter of approximately $1.1 million.

•	Interest expense in the quarter totaled $4.1 million and early extinguishment of debt expense was approximately $0.5 million.

•	Adjusted EBITDA was $45.0 million or 31% of revenue compared with $37.5 million or 32% of revenue for the same period last year.

Oil and Gas

•	Revenue for the quarter totaled $94.2 million compared with $64.5 million in the same period in 2012.

56% of total sales were made in basin via transloads compared with 32% in the third quarter of 2012.

•	Segment contribution margin was $40.1 million versus $34.2 million in the third quarter of 2012.

•	Tons sold totaled 1,052,000 versus 769,000 sold in the third quarter of 2012.

Industrial and Specialty Products

•	Revenue for the quarter totaled $50.2 million compared with $51.3 million for the same period in 2012.

Lower revenues were driven by lower volumes, primarily in glass.

•	Segment contribution margin was $14.5 million versus $14.2 million in the third quarter of 2012.

The increase in contribution margin was driven by higher margin product line extensions.

•	Tons sold totaled 1,066,000 compared with 1,115,000 sold in the third quarter of 2012.

Capital Update

As of September 30, 2013, the Company had $153.7 million in cash and cash equivalents and short term investments and $40.7 million available under its credit facilities. Total long-term debt at September 30, 2013 totaled $368.8 million. Capital expenditures in the third quarter totaled $15.6 million and were associated primarily with bringing the second phase of the Sparta, WI, operation online, completing a new, 15,000 ton transload facility in San Antonio, Texas and our new Greenfield site in Utica, IL.

Conference Call

U.S. Silica will host a conference call for investors tomorrow, Nov. 7, 2013 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (855) 325-2605 or for international callers, (970) 315-0758. The conference passcode is 89146171. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056. The Passcode for the replay is 89146171. The replay of the call will be available through Dec. 6, 2013.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share amounts)

	Three Months Ended September 30,
	2013	2012
Sales	$144,372	$115,885
Cost of goods sold (excluding depreciation, depletion and amortization)	90,983	69,706
Operating expenses
Selling, general and administrative	12,800	10,135
Depreciation, depletion and amortization	9,152	5,968

	21,952	16,103

Operating income	31,437	30,076
Other (expense) income
Interest expense	(4,144)	(3,326)
Early extinguishment of debt	(480)	—
Other income, net, including interest income	260	348

	(4,364)	(2,978)

Income before income taxes	27,073	27,098
Income tax expense	(5,739)	(8,302)

Net income	$21,334	$18,796

Earnings per share:
Basic	$0.40	$0.36
Diluted	$0.40	$0.36

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$128,687	$61,022
Short-term investments	24,986	—
Accounts receivable, net	74,661	59,564
Inventories, net	59,127	39,835
Prepaid expenses and other current assets	10,826	6,738
Deferred income tax, net	9,979	10,108
Income tax deposits	2,629	—

Total current assets	310,895	177,267

Property, plant and mine development, net	437,748	414,218
Debt issuance costs, net	5,475	2,111
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,223	6,531
Other assets	9,325	7,844

Total assets	$848,505	$686,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$3,651	$5,390
Accounts payable	40,600	37,333
Dividends payable	6,681	—
Accrued liabilities	10,755	9,481
Accrued interest	45	2
Current portion of capital lease	266	—
Current portion of long-term debt	3,487	2,433
Income tax payable	—	20,596
Current portion of deferred revenue	—	4,855

Total current liabilities	65,485	80,090

Long-term debt	368,835	252,992
Liability for pension and other post-retirement benefits	50,672	52,747
Deferred income tax, net	63,433	59,111
Other long-term obligations	12,434	10,176

Total liabilities	560,859	455,116

Commitments and contingencies

Stockholders’ Equity:
Common stock	533	529
Preferred stock	—	—
Additional paid-in capital	172,024	163,579
Retained earnings	128,219	82,731
Treasury stock, at cost	—	(970)
Accumulated other comprehensive loss	(13,130)	(14,175)

Total stockholders’ equity	287,646	231,694

Total liabilities and stockholders’ equity	$848,505	$686,810

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended September 30,
	2013	2012
	(in thousands)
Net income	$21,334	$18,796
Total interest expense, net of interest income	4,127	3,276
Provision for taxes	5,739	8,302
Total depreciation, depletion and amortization expenses	9,152	5,968

EBITDA	40,352	36,342
Non-recurring expense (income)(1)	—	(30)
Loss on early extinguishment of debt(2)	480	—
Non-cash incentive compensation(3)	854	515
Post-employment expenses (excluding service costs)(4)	382	335
Other adjustments allowable under our existing credit agreements (5)	2,956	357

Adjusted EBITDA	$45,024	$37,519

(1)	Includes the gain on sale of assets for the three months ended September 30, 2012.
(2)	Includes write-offs of debt issuance costs, legal fees and a prepayment penalty related to the early extinguishment of debt.
(3)	Includes vesting of incentive equity compensation issued to our employees.
(4)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note R to our Consolidated Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q.
(5)	Reflects miscellaneous adjustments permitted under the Term Loan and the Revolver, including such items as expenses related to our refinancing, employment agency fees, secondary stock offerings by Golden Gate Capital, reviewing growth initiatives and potential acquisitions and one-time litigation fees.

Investor Contact:

U.S. Silica Holdings, Inc. Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com                                                          #